Exhibit 99.1

Virco Reports Solid Operating and Net Income for Second Quarter and First Six Months, Despite Significant Reduction in Revenue

•Operating income of $15.3 million through six months is third highest in past decade, following two record years
•General downturn in school furniture market results in 15.1% decline in Second Quarter shipments; 18.9% decline through six months
•Revenue quality remains high, with YTD Gross Margin of 45.2%
•Board Declares Quarterly Dividend of $0.025 per Share, payable October 10, 2025 to Shareholders of Record as of September 19, 2025
•Management cautions for remainder of year due to ongoing uncertainties over economic conditions and related school funding

TORRANCE, CALIFORNIA, SEPTEMBER 5, 2025 (Globe Newswire) — Virco Mfg. Corporation (NASDAQ: VIRC), a leading manufacturer and direct supplier of moveable furniture and equipment for educational environments and public spaces in the United States, reported continued strong profitability for its Second Quarter and first six months ended July 31, 2025, despite a generalized downturn in demand for educational furniture and equipment. Shipments for the Second Quarter totaled $92.1 million, versus $108.4 million for the same quarter in the prior year. Operating income for the quarter was $15.4 million versus $21.9 million last year.

Through six months, shipments totaled $125.8 million, an 18.9% decline from last year’s $155.2 million. Operating income was $15.3 million versus $24.9 million in the prior year. Year-over-year comparisons reflect both the general slowdown in demand for school furniture as well as the absence of last year’s very large, counter-seasonal disaster recovery order, which through six months of last year had contributed approximately $13 million to total revenue. Management cautioned at the time that this order would make for difficult comparisons going forward. Absent this unusual one-time order, the current year’s first half revenue is approximately 12% lower than last year. However, the quality of the Company’s revenue stream remains quite high, with gross profit through six months of 45.2% versus 45.5% last year.

The Company’s domestically-based fabrication and service model has provided good control over Cost of Goods Sold while reflecting actual inflationary pressures in sales and service, as well as the relatively low service levels required by last year’s disaster recovery order. Through six months, SG&A was 33.1% of revenue compared to 29.5% in the prior year. Interest expense through six months was $0.3 million versus $0.5 million in the prior year, reflecting the Company’s strong liquidity and cash flows, which provide virtually all of its working capital.

Net Income through six months was $10.9 million compared to $19.0 million last year. As stated above, despite unfavorable year-over-year comparisons with the prior two record years, this year’s results are the Company’s third-best in the last decade, contributing to a strong balance sheet and an aggressive stance toward future opportunities. Management observes similarities between the current market conditions and those of 2021, when supply chains were readjusting to pandemic disruptions. In that challenging environment, the Company was able to fully leverage its domestic capabilities. Management is again seeking market opportunities that can be better served by a domestic manufacturer that is reliable, financially stable, and less exposed to the volatility of tariffs and other supply-chain uncertainties.
Management does not provide guidance but instead uses its own non-GAAP metric of “Shipments plus Backlog” to plan for the future. At July 31, 2025 Shipments plus Backlog stood at $165.9 million, a 25.8% decline from $223.7 million on the same date last year. Given this prospect, Management is cautious about the remainder of the year and is actively working to balance output, inventories, and expenses while also preparing for a possible market recovery in the next two years. Typically, spending for school furniture and equipment fluctuates around the election cycle, with mid-term years being generally more favorable than presidential years.

On September 2, 2025, the Company’s Board of Directors declared a cash dividend for the Company’s second fiscal quarter of $0.025 on each outstanding share of common stock. The dividend is payable on October 10, 2025 to stockholders of record of the common stock as of the close of business on September 19, 2025. While the Company currently intends to pay future dividends on a quarterly basis, following review and approval by the Board of Directors, the declaration and payment of future dividends, as well as the amounts thereof, are subject to the discretion of the Board as well as restrictive covenants in the Company’s lending agreements. There can be no assurance that the Company will declare and pay dividends in future periods.

Virco Chairman and CEO Robert Virtue had these observations on the Company’s performance: “While we’re never happy to report a slowdown like we’re experiencing this year, we have learned to plan through the slowdown to the opportunities on the other side. This was especially true coming out of the pandemic, which provided opportunities of a magnitude that we’d never seen before.

“It’s our sense now, in the summer of 2025, that the full economic impacts of recent tariff announcements and related supply-chain responses have yet to be seen. While we can’t and won’t attempt to predict what those might be, we think our status as a vertically-integrated manufacturer/supplier with over 2 million square feet of domestic infrastructure and a deeply experienced workforce, as well as our liquidity and strong balance sheet, put us in position to benefit from whatever the new equilibrium turns out to be. This moment reminds us of the summer of 2021, when the short-term prospects were discouraging but the longer-term looked bright.

“We’re stronger now and better prepared than in 2021. Our team looks forward to another exciting and rewarding recovery as the new competitive landscape takes shape and America’s public and private schools continue to serve the more than 55 million students and teachers who spend time on campus during the school year.”

About Virco Mfg. Corporation

Founded in 1950, Virco Mfg. Corporation is the largest manufacturer and supplier of moveable educational furniture and equipment for the preschool through 12th grade market in the United States. The Company manufactures a wide assortment of products, including mobile tables, mobile storage equipment, desks, computer furniture, chairs, activity tables, folding chairs and folding tables. Along with serving customers in the education market - which in addition to preschool through 12th grade public and private schools includes: junior and community colleges; four-year colleges and universities; trade, technical and vocational schools - Virco is a furniture and equipment supplier for convention centers and arenas; the hospitality industry with respect to banquet and meeting facilities; government facilities at the federal, state, county and municipal levels; and places of worship. The Company also sells to wholesalers, distributors, traditional retailers and catalog retailers that serve these same markets. With operations entirely based in the United States, Virco designs, manufactures, and ships its furniture and equipment from one facility in Torrance, CA and three facilities in Conway, AR. More information on the Company can be found at www.virco.com.

Contact:
Virco Mfg. Corporation
(310) 533-0474
Robert A. Virtue, Chairman and Chief Executive Officer
Doug Virtue, President
Bassey Yau, Chief Financial Officer

Statement Concerning Forward-Looking Information

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: our future financial results and growth in our business; our business strategies; market demand and product development; estimates of unshipped backlog; order rates and trends in seasonality; product relevance; economic conditions and patterns; the educational furniture industry generally, including the domestic market for classroom furniture; cost control initiatives; absorption rates; and supply chain challenges. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. Such factors include, but are not limited to: the impacts of tariffs and global trade uncertainties; changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local, and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally, the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; changes in demographics; and the terms and conditions of available funding sources. See our Annual Report on Form 10-K for the year ended January 31, 2025, our Quarterly Reports on Form 10-Q, and other reports and material that we file with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.

Financial Tables Follow

Virco Mfg. Corporation
Unaudited Condensed Consolidated Balance Sheets

	7/31/2025	1/31/2025	7/31/2024
	(In thousands)

Assets
Current assets
Cash	$2,610	$26,867	$7,771
Trade accounts receivables, net	46,817	13,004	56,065
Income tax receivable	—	4,060	—
Inventories	59,866	55,647	58,574
Prepaid expenses and other current assets	2,592	2,595	2,921
Total current assets	111,885	102,173	125,331
Non-current assets
Property, plant, and equipment, net	36,120	36,428	34,980
Operating lease right-of-use assets	33,019	35,593	37,988
Deferred income tax assets, net	5,847	5,821	6,682
Other assets, net	11,770	11,931	11,367
Total assets	$198,641	$191,946	$216,348

Virco Mfg. Corporation
Unaudited Condensed Consolidated Balance Sheets

	7/31/2025	1/31/2025	7/31/2024
	(In thousands, except share and par value data)

Liabilities
Current liabilities
Accounts payable	$17,069	$11,593	$26,085
Accrued compensation and employee benefits	6,856	11,064	11,572
Income tax payable	14	—	3,648
Current portion of long-term debt	263	258	253
Current portion of operating lease liability	4,790	1,673	1,431
Other accrued liabilities	8,747	9,687	12,517
Total current liabilities	37,739	34,275	55,506
Non-current liabilities
Accrued self-insurance retention	1,281	780	1,285
Accrued pension expenses	6,322	6,746	9,536
Income tax payable, less current portion	257	200	232
Long-term debt, less current portion	3,745	3,878	4,008
Operating lease liability, less current portion	33,096	36,007	37,204
Other long-term liabilities	825	795	765
Total non-current liabilities	45,526	48,406	53,030
Commitments and contingencies
Stockholders’ equity
Preferred stock:
Authorized 3,000,000 shares, $0.01 par value; none issued or outstanding	—	—	—
Common stock:
Authorized 25,000,000 shares, $0.01 par value; issued and outstanding 15,761,141 shares at 7/31/2025, 16,087,082 shares at 1/31/2025, and 16,289,406 shares at 7/31/2024	157	161	163
Additional paid-in capital	113,667	117,549	119,734
Retained earnings (accumulated deficit)	1,264	(8,867)	(10,728)
Accumulated other comprehensive income (loss)	288	422	(1,357)
Total stockholders’ equity	115,376	109,265	107,812
Total liabilities and stockholders’ equity	$198,641	$191,946	$216,348

Virco Mfg. Corporation
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	7/31/2025	7/31/2024	7/31/2025	7/31/2024
	(In thousands, except per share data)
Net sales	$92,086	$108,419	$125,840	$155,154
Costs of goods sold	51,212	58,201	68,946	84,589
Gross profit	40,874	50,218	56,894	70,565
Selling, general and administrative expenses	25,503	28,324	41,617	45,700
Operating income	15,371	21,894	15,277	24,865
Unrealized loss (gain) on investment in trust account	968	(597)	(207)	(812)
Pension expense	27	107	54	214
Interest expense, net	205	322	265	530
Income before income taxes	14,171	22,062	15,165	24,933
Income tax expense	3,985	5,229	4,247	5,960
Net income	$10,186	$16,833	$10,918	$18,973

Cash dividends declared per common share:	$0.025	$0.020	$0.050	$0.040

Net income per common share:
Basic	$0.65	$1.04	$0.69	$1.16
Diluted	$0.65	$1.04	$0.69	$1.16
Weighted average shares of common stock outstanding:
Basic	15,741	16,214	15,749	16,305
Diluted	15,743	16,215	15,750	16,305